EXHIBIT 10.14

Outside Director Compensation

Directors who are not employees of the Company or its subsidiaries receive an annual retainer fee of $100,000. The Lead Director receives an additional retainer fee of $15,000. Chairpersons of the Compensation Committee and the Audit Committee receive an additional $20,000 retainer fee, and the Chairperson of the Governance & Nominating Committee receives an additional $10,000 retainer fee. Non-employee directors also receive retainer fees for membership on the Compensation, Audit and Executive Committees. Committee member retainers are $10,000 for Compensation Committee members and $15,000 for Audit Committee and Executive Committee members. All retainers are paid in arrears in quarterly installments.

Stock options are granted to non-employee directors from time to time. These grants are typically made at the time the director joins the Board and each time the director is re-elected by the shareholders to serve a new one-year term. These options have a term of ten years and typically vest on the first anniversary of the date of grant. The ‘grant date fair value’ of each director’s annual option award is intended to be approximately $100,000, calculated in accordance with Financial Accounting Standards No. 123R. Directors are also reimbursed for travel and other expenses related to attendance at Board of Directors and committee meetings and educational seminars approved in advance by the Governance and Nominating Committee.